Exhibit 15.1

August 2, 2017

FMC Corporation
Philadelphia, Pennsylvania

Re: Registration Statements on Form S-8
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 3, 2017 and August 2, 2017 related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such a report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Philadelphia, Pennsylvania